Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Investor Relations	Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON PRICES $1.25 BILLION OFFERING OF 7.500% SENIOR SECURED NOTES

BOISE, Idaho, April 14, 2016 — Micron Technology, Inc., (NASDAQ: MU) today announced the pricing of an offering of $1.25 billion aggregate principal amount of its 7.500% senior secured notes due 2023 (the “Notes”). The size of the offering was increased from the previously announced $1.0 billion in aggregate principal amount. The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on April 26, 2016, subject to the satisfaction of customary closing conditions.  Interest on the Notes will accrue at a rate of 7.500% per year, and will be payable semi-annually in arrears, beginning on September 15, 2016.

The Notes will be senior secured obligations of Micron and will initially be guaranteed on a senior secured basis by one of Micron’s domestic subsidiaries.  The Notes and guarantee will be secured by a first-priority lien on substantially all of Micron’s and the subsidiary guarantor’s assets.

The Notes will mature on September 15, 2023, unless earlier repurchased or redeemed.  Holders may require Micron to repurchase their Notes upon the occurrence of certain change of control events at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Prior to April 15, 2019, Micron may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any.  On or after April 15, 2019, Micron may redeem the Notes, in whole or in part, at specified prices that decline over time, plus accrued and unpaid interest, if any.  In addition,

Micron may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the Notes prior to April 15, 2019 at a price equal to 107.50% of the principal amount thereof plus accrued and unpaid interest, if any.

Micron intends to use the net proceeds from the offering for general corporate purposes, including to fund capital expenditures, working capital, and to pay related fees and expenses.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes have not been and will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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